UNITED STATES SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-A/A

(Amendment No. 2)

FOR REGISTRATION OF CERTAIN CLASSES OF SECURITIES PURSUANT TO

SECTION 12(b) OR (g) OF THE SECURITIES EXCHANGE ACT OF 1934

Scott’s Liquid Gold-Inc.

(Exact name of registrant as specified in its charter)

Colorado	84-0920811
(State of incorporation or organization)	(I.R.S. Employer Identification No.)

4880 Havana Street, Denver CO	80239
(Address of principal executive offices)	(Zip Code)

Securities to be registered pursuant to Section 12(b) of the Act:

Title of each class to be so registered	Name of each exchange on which each class is to be registered
None	None

Title of each class Name of each exchange on which to be so registered each class is to be registered:

If this form relates to the registration of a class of securities pursuant to Section 12(b) of the Exchange Act and is effective pursuant to General Instruction A.(c), check the following box.    ☐

If this form relates to the registration of a class of securities pursuant to Section 12(g) of the Exchange Act and is effective pursuant to General Instruction A.(d), check the following box.    ☒

Securities Act registration statement file number to which this form relates:                     (if applicable)

Securities to be registered pursuant to Section 12(g) of the Act:

Rights to Purchase Common Stock

(Title of class)

AMENDMENT NO. 2 TO FORM 8-A

This Amendment No. 2 to Form 8-A amends and supplements the Registration Statement on Form 8-A filed by Scott’s Liquid Gold-Inc., a Colorado corporation (the “Company”), with the Securities and Exchange Commission on February 22, 2001, as amended by the Amendment No. 1 to Form 8-A, filed with the Securities and Exchange Commission on February 22, 2011 (as amended, the “Form 8-A”).

Item 1. Description of Registrant’s Securities to be Registered.

The response to Item 1 of the Form 8-A is hereby amended by adding the following after the last paragraph thereof:

On January 6, 2012, the Company entered into a Second Amendment (the “Second Amendment”) to the Shareholder Rights Agreement (as amended, the “Rights Agreement”) between the Company and Wells Fargo Bank Minnesota, N.A. (the “Former Rights Agent”), dated February 21, 2001, as amended by the Amendment to the Shareholder Rights Agreement, dated February 15, 2011.

The Second Amendment, among other things, removes the Former Rights Agent as rights agent under the Rights Agreement and appoints Broadridge Corporate Issuer Solutions, Inc., as rights agent (the “Successor Rights Agent”).

The Second Amendment also (i) removes the second sentence of Section 2 of the Rights Agreement concerning the appointment of a co-rights agent, (ii) provides for indemnification obligations of the Company to the Successor Rights Agent except for liabilities incurred due to the Successor Rights Agent’s gross negligence, bad faith or willful misconduct, and (iii) makes other technical corrections to the language of the Rights Agreement.

The foregoing description of the Second Amendment to Shareholder Rights Agreement and the Shareholder Rights Agreement is qualified in its entirety by reference to the Second Amendment to Shareholder Rights Agreement (incorporated by reference to Exhibit 4.1 to the Company’s Current Report on Form 8-K filed with the Securities and Exchange Commission on January 10, 2012), the Amendment to the Shareholder Rights Agreement (incorporated by reference to Exhibit 4.1 to the Company’s Current Report on Form 8-K filed with the Securities and Exchange Commission on February 22, 2011), and the Shareholder Rights Agreement (incorporated by reference to Exhibit 2 to the Company’s Current Report on Form 8-K filed with the Securities and Exchange Commission on February 22, 2001).

Item 2. Exhibits.

Exhibit No.	Description

4.1	Shareholder Rights Agreement, dated February 21, 2001 (incorporated by reference to Exhibit 2 to the Company’s Current Report on Form 8-K filed with the Securities and Exchange Commission on February 22, 2001).

4.2	Amendment to the Shareholder Rights Agreement, dated February 15, 2011 (incorporated by reference to Exhibit 4.1 to the Company’s Current Report on Form 8-K filed with the Securities and Exchange Commission on February 22, 2011).

4.3	Second Amendment to Shareholder Rights Agreement, dated January 6, 2011 (incorporate by reference to Exhibit 4.1 to the Company’s Current Report on Form 8-K filed with the Securities and Exchange Commission on January 10, 2012).

SIGNATURE

Pursuant to the requirements of Section l2 of the Securities Exchange Act of 1934, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereto duly authorized.

SCOTT’S LIQUID GOLD-INC.

Date: January 10, 2012	/s/ Jeffrey R. Hinkle
By: Jeffrey R. Hinkle
Executive Vice President of Corporate Development and Secretary

EXHIBIT INDEX

Exhibit No.	Description

4.1	Shareholder Rights Agreement, dated February 21, 2001 (incorporated by reference to Exhibit 2 to the Company’s Current Report on Form 8-K filed with the Securities and Exchange Commission on February 22, 2001).

4.2	Amendment to the Shareholder Rights Agreement, dated February 15, 2011 (incorporated by reference to Exhibit 4.1 to the Company’s Current Report on Form 8-K filed with the Securities and Exchange Commission on February 22, 2011).

4.3	Second Amendment to Shareholder Rights Agreement, dated January 6, 2011 (incorporate by reference to Exhibit 4.1 to the Company’s Current Report on Form 8-K filed with the Securities and Exchange Commission on January [__], 2012).